Exhibit 3.3

ARTICLES OF MERGER

OF

HATTERAS FINANCIAL CORP.

(a Maryland corporation)

WITH AND INTO

RIDGEBACK MERGER SUB CORPORATION

(a Maryland corporation)

Hatteras Financial Corp., a Maryland corporation (the “Merging Company”), and Ridgeback Merger Sub Corporation, a Maryland corporation (the “Surviving Company”), do hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) as follows:

FIRST: The Surviving Company and the Merging Company agree to merge in the manner hereinafter set forth (the “Merger”) and as contemplated by the Agreement and Plan of Merger, dated as of April 10, 2016 (the “Merger Agreement”), by and among Annaly Capital Management, Inc., a Maryland corporation (“Parent”), the Surviving Company and the Merging Company.

SECOND: The Surviving Company is the entity to survive the Merger.

THIRD: The Merging Company is incorporated under the laws of the State of Maryland. The principal office of the Merging Company is located in Baltimore City, State of Maryland. The Merging Company owns no interest in land in the State of Maryland.

FOURTH: The Surviving Company is incorporated under the laws of the State of Maryland. The principal office of the Surviving Company is located in Baltimore City, State of Maryland.

FIFTH: The total number of shares of stock of all classes that the Surviving Company has authority to issue is 1,000 shares of common stock, $0.001 par value per share (the “Surviving Company Common Shares”), and 100 shares of preferred stock, $0.001 par value per share (the “Surviving Company Preferred Shares”). The aggregate par value of all shares of stock of all classes of the Surviving Company having a par value is $1.10.

SIXTH: The total number of shares of stock of all classes that the Merging Company has authority to issue is 225,000,000, consisting of (a) 200,000,000 shares of Common Stock, $0.001 par value per share (the “Merging Company Common Shares”), and (b) 25,000,000 shares of Preferred Stock, $0.001 par value per share (the “Merging Company Preferred Shares”), including 11,500,000 Merger Company Preferred Shares classified as 7.625% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Merging Company Series A Preferred Shares”). The aggregate par value of all shares of stock of all classes of the Surviving Company having a par value is $225,000.

SEVENTH: At the Effective Time, pursuant to the terms of the Merger Agreement, the Merging Company shall be merged with and into the Surviving Company with the Surviving Company surviving the Merger; and, thereupon, the Surviving Company shall possess any and all purposes and powers of the Merging Company; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Company shall be transferred to, vested in, and devolved upon the Surviving Company, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Company will become the debts, liabilities, duties and obligations of the Surviving Company. Except as otherwise specifically provided in these Articles of Merger, consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law.

At the Effective Time, as more fully described in the Merger Agreement, by virtue of the Merger and without any action on the part of the Merging Company or the Surviving Company:

(a) Each Surviving Company Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding as a Surviving Company Common Share;

(b) There are no Surviving Company Preferred Shares outstanding;

(c) Each outstanding Merging Company Common Share owned by Parent or the Surviving Company immediately prior to the Effective Time, including each Merging Company Common Share that has been accepted for purchase by the Surviving Company in the Offer (as such term is defined in the Merger Agreement) shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”); and

(d) Each Merging Company Common Share issued and outstanding prior to the Effective Time (other than the Cancelled Shares) shall automatically be converted into the right to receive the applicable Common Merger Consideration (as such term is defined in the Merger Agreement) subject to the election and proration procedures set forth in the Merger Agreement.

(d) Each Merging Company Series A Preferred Share issued and outstanding prior to the Effective Time shall automatically be converted into the right to receive one newly issued share of 7.625% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Parent.

EIGHTH: The terms and conditions of the Merger described in these Articles of Merger were advised, authorized and approved by the Merging Company in the manner and by the vote required by the laws of the State of Maryland and the charter of the Merging Company, as follows:

(a) The Board of Directors of the Merging Company, at a meeting duly called and held, unanimously approved the Merger on substantially the terms and conditions set forth in the Merger Agreement; and

(b) pursuant to Section 3-106.1(d) of the Maryland General Corporation Law, a meeting of the stockholders of the Merging Company is not necessary.

NINTH: The terms and conditions of the Merger described in these Articles of Merger were advised, authorized and approved by the Surviving Company in the manner and by the vote required by the laws of the State of Maryland and the charter of the Surviving Company, as follows:

(a) The Board of Directors of the Surviving Company, by unanimous written consent, approved the Merger on substantially the terms and conditions set forth in the Merger Agreement; and

(b) pursuant to Section 3-106.1(d) of the Maryland General Corporation Law, a meeting of the stockholders of the Surviving Company is not necessary.

TENTH: The Merger shall become effective upon the acceptance for record of these Articles of Merger by the Department (the “Effective Time”).

ELEVENTH: At the Effective Time, the charter of the Surviving Company shall be amended to change the name of the Surviving Company to: “Hatteras Financial Corp.”

TWELFTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

– Signature page follows –

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 12th day of July, 2016.

ATTEST:		MERGING COMPANY:

HATTERAS FINANCIAL CORP.,
a Maryland corporation

/s/ Kenneth A. Steele		By:	/s/ Michael R. Hough
Name:	Kenneth A. Steele	Name:	Michael R. Hough
Title:	Secretary	Title:	Chief Executive Officer

ATTEST:		SURVIVING COMPANY:

RIDGEBACK MERGER SUB CORPORATION, a Maryland corporation

/s/ Audrey Susanin		By:	/s/ Anthony Green
Name:	Audrey Susanin	Name:	Anthony Green
Title:	Secretary	Title:	Chairman of the Board of Directors, Chief Executive Officer and President

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